Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports Second Quarter 2016 Financial Results

Net Income of $360 million, $0.71 EPS, $0.54 Adjusted EPS1

Second Quarter Results

PRE-TAX INCOME	RETURN ON EQUITY	COMMON SHAREHOLDER EQUITY
$413 million	10.4%	$28.14/share

CORE PRE-TAX INCOME[1]	CORE ROTCE[1]	ADJUSTED TANGIBLE BOOK VALUE[1]
$431 million	9.7%	$25.85/share

HIGHLIGHTS

•	Initiating capital actions to repurchase common shares and pay first quarterly dividend in third quarter

•	EPS: $0.71; Adjusted EPS[1]: $0.54; Up n/m and 17% YoY

•	Efficiency Ratio: 57%; Adj. Efficiency Ratio[1]: 44%

•	Net financing revenue of $984 million, incl. $14 million in Original Issue Discount (OID) expense, up 7% YoY

•	Net interest margin (NIM) of 2.68%, incl. OID of 4 bps, up 13 bps YoY; Ex. OID, NIM of 2.72%, up 14 bps YoY

•	Consolidated annualized net charge-offs of 54 bps

•	Redeemed remaining Series A preferred, eliminating all preferred dividends

DEPOSITS

•	Retail deposits surpassed $61 billion, up 18% YoY

•	Deposit customer base up 16% YoY, millennials largest segment of new customers

AUTO FINANCE

•	Pre-tax income up $53 million or 14% YoY to $426 million, resulting from continued focus on risk-adjusted returns

•	Estimated risk-adjusted retail auto yield[1] on second quarter originations improved 44 bps YoY

•	Auto originations of $9.4 billion

INSURANCE

•	Higher insurance weather losses from hailstorms early in the quarter

•	U.S. VSCs written through Growth dealers up 34% YoY

CORPORATE FINANCE

•	Earning assets grew 41% YoY, as technology, health care and sponsor verticals drove expanded lending opportunities

•	Pre-tax income of $14 million, up $4 million YoY

MORTGAGE FINANCE

•	Total assets increased $2.4 billion YoY, ending the quarter at $8.0 billion, up 43% in past 12 months

•	Pre-tax income of $9 million, up $12 million YoY

Ally Chief Executive Officer Jeffrey Brown commented on the financial results:

“For the second quarter, Ally posted solid results with improved profitability, strong credit performance and considerable year-over-year improvements to both earnings per share and adjusted EPS. Ally’s tangible book value continued to grow, profitability in our auto finance business improved, and deposits expanded and reduced our reliance on the capital markets. Simply put, the quarter demonstrated the fundamentals of the franchises are strong, and overall Ally is firing on all cylinders.”

“Ally also achieved key milestones in the quarter that will help to shape the future. Notably, the capital plan was approved, and we now have the ability to return capital to shareholders through an $0.08 cash dividend on common stock and a $700 million share repurchase program. These actions provide Ally the tools to better optimize returns and create meaningful value for shareholders.”

“Additionally, we continued to be responsive to our growing number of digitally-savvy consumers and made progress on our plans to thoughtfully expand our product offerings with the launch of the Ally CashBack Credit Card and the completion of the TradeKing transaction with its digital wealth management and online brokerage platform. Deepening our customer relationships and delivering products and services to meet their needs are important steps in the future success of the company.”

Notable Items

•	Received CCAR non-objection to Ally’s capital plan through second quarter 2017 which enables Ally to optimize returns and capital deployment by:

•	Repurchasing up to $700 million in common stock.

•	Initiating first $0.08 quarterly common dividend in third quarter.

•	Tax benefit of $98 million during the quarter as the result of a U.S. tax reserve release related to a prior year federal tax return.

•	Higher weather losses in the insurance business up $29 million year-over-year, resulted in ($0.04) EPS impact.

•	Expanded customer offerings in the quarter via completed TradeKing acquisition and Ally CashBack Credit Card launch.

1The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for U.S. GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Core Pre-Tax Income, Core Net Income Available to Common, Core Return on Tangible Common Equity (Core ROTCE), Estimated Risk-Adjusted Retail Auto Yield, Adjusted Efficiency Ratio, Common Equity Tier 1 (CET1) capital and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital measures. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this document.

Discussion of Second Quarter Results

Net income of $360 million, compared to net income of $182 million for the second quarter of 2015.

Included in results were weather losses that were higher than historical levels due to severe hailstorms, up $29 million year-over-year, more than offset by a tax benefit of $98 million this quarter from a U.S. tax reserve release related to a prior year federal tax return.

Included in prior year results was a $155 million pre-tax charge for the extinguishment of legacy, high-cost debt.

Core pre-tax incomeA of $431 million, was essentially flat from $435 million in the prior-year period, despite increased weather losses.

Improved net financing revenue, including $14 million of OID, to $984 million, up $68 million from a year ago, due to higher retail loan margins.

NIM of 2.68%, including OID of 4 basis points, up 13 basis points year-over-year. Excluding OID, NIM was 2.72%, improving 14 basis points year-over-year, as a result of higher asset yields.

Credit performance in the portfolio continued to perform in line with management’s expectations during the quarter, with annualized net charge-offs up year-over-year to 54 basis points.

Provision expense was $172 million, an increase of $32 million year-over-year, driven by a full credit spectrum portfolio mix and the continued shift toward more retail auto loan assets on the balance sheet and fewer leasing assets which do not contribute to provision expense, as well as a commercial auto provision release a year ago.

Auto originations for the quarter totaled $9.4 billion, down from $10.8 billion a year ago, as the company continued to execute its strategic focus on improved risk-adjusted returns. Auto Finance pre-tax income increased 14% year-over-year.

Second Quarter Financial Results

				Increase/(Decrease) vs.
$ millions except per share data	2Q 16	1Q 16	2Q 15	1Q 16	2Q 15
Net Financing Revenue (excluding OID)[1]	$998	$964	$927	$34	$71
OID Expense	(14)	(13)	(11)	(1)	(3)
Net Financing Revenue (as reported)	984	951	916	33	68
Total Other Revenue	374	376	211	(2)	163
Provision for Loan Losses	172	220	140	(48)	32
Controllable Expenses	463	477	452	(14)	11
Other Noninterest Expenses	310	233	272	77	38
Pre-tax Income from continuing operations	$413	$397	$263	$16	$150
Income tax expense	56	150	94	(94)	(38)
Income from discontinued operations, net of tax	3	3	13	-	(10)
Net Income	$360	$250	$182	$110	$178
Preferred Dividends	15	15	1,251	0	(1,236)
Net Income (loss) available to common	$345	$235	$(1,069)	$110	$1,414

	2Q 16	1Q 16	2Q 15	1Q 16	2Q 15
GAAP EPS (diluted)	$0.71	$0.49	$(2.22)	$0.22	$2.93
Capital Actions (Series A and G)	0.00	-	2.47	0.00	(2.47)
Discontinued Operations, net of tax	(0.01)	(0.01)	(0.03)	0.00	0.02
OID Expense	0.02	0.02	0.02	(0.00)	(0.01)
Repositioning / other[2]	(0.18)	0.02	0.21	(0.20)	(0.39)
Adjusted EPS[3]	$0.54	$0.52	$0.46	$0.02	$0.08
Return on Equity	10.4%	7.3%	4.8%
Core ROTCE[3]	9.7%	9.8%	8.3%
Effective Tax Rate[4]	13.7%	37.7%	36.0%

(1)	Represents a non-GAAP financial measure. Excludes OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(2)	Repositioning items are primarily related to the extinguishment of high-cost legacy debt and strategic activities. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(3)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release.
(4)	2Q16 effective tax rate with impacted by a $98 million tax benefit as the result of a U.S. tax reserve release related to a prior year federal tax return.

A Core Pre-Tax Income is a non-GAAP financial measure which Ally believes is important to the reader of the Consolidated Financial Statements, but which is supplemental to and not a substitute for U.S. GAAP measures. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and the Results by Segment Table later in this press release.

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Product Expansion

TradeKing Acquisition

On June 1, Ally completed the acquisition of TradeKing Group, Inc., a digital wealth management company with an online broker/dealer, digital portfolio management platform, and educational content and social collaboration channels. The completion of this transaction marks a key step on Ally's journey to create a premier digital financial services company with a broader set of offerings that will bring about a powerful combination of segment-leading direct banking and innovative investment services in a single, integrated customer experience.

TradeKing operates as a wholly owned subsidiary of Ally and maintains its operations in Fort Lauderdale, Fla., and Charlotte, N.C. The online brokerage and wealth management services will be offered under the Ally brand when the company launches a fully integrated customer platform, which is expected early next year. The existing TradeKing leadership team, including Donato Montanaro, TradeKing chief executive officer, remains with the operations and continues to provide key direction and oversight.

Ally CashBack Credit Card

In mid-June, Ally Bank launched the Ally CashBack Credit Card program which features 2% cash back on eligible gas and grocery purchases, 1% cash back on other purchases and uncapped rewards that never expire for accounts that are open and in good standing. Cardholders are also eligible to receive an additional 10% bonus if cash back rewards are redeemed into an Ally Bank non-IRA Online Savings, Interest Checking or Money Market Account.

Results by Segment

				Increase/(Decrease) vs.
$ millions	2Q 16	1Q 16	2Q 15	1Q 16	2Q 15
Automotive Finance	$426	$337	$373	$89	$53
Insurance	(18)	50	15	(68)	(33)
Dealer Financial Services	$408	$387	$388	$21	$20
Mortgage Finance	9	2	(3)	7	12
Corporate Finance	14	11	10	3	4
Corporate and Other	(18)	(3)	(132)	(15)	114
Pre-Tax Income from continuing operations	$413	$397	$263	$16	$150
OID Amortization Expense[1]	14	15	18	(1)	(4)
Repositioning Items[1,2]	4	7	154	3	150
Core Pre-tax Income[3]	$431	$419	$435	$12	$(4)

(1)	OID amortization expense and repositioning items for all periods shown is applied to the pre-tax income of the Corporate and Other segment.
(2)	Repositioning items are primarily related to the extinguishment of high-cost legacy debt and strategic activities. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(3)	Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for repositioning items and OID amortization expense. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Discussion of Segment Results

Auto Finance

Pre-tax income improved by $53 million or 14% year-over-year to $426 million. This was driven by increased net financing revenue resulting from successful execution of the company’s continued strategic focus on risk-adjusted returns.

The estimated risk-adjusted retail auto yieldB on retail originations improved 44 basis points year-over-year, as the company continued to deploy a disciplined originations strategy with a focus on increased product returns.

Consumer originations of $9.4 billion. Near-record used volume at $4.0 billion or 43% of total originations. Originations also included $4.5 billion of new retail and $0.9 billion of leases.

Automotive earning assets down $0.9 billion year-over-year to $112.2 billion. Consumer earning assets down $3.1 billion year-over-year to $76.9 billion with $6.7 billion in loan sales over the past 12 months. Commercial earning assets up $2.2 billion year-over-year to $35.3 billion.

B Estimated risk-adjusted retail auto yield is a forward-looking non-GAAP financial measure that management believes is helpful to readers in evaluating the estimated profitability of loan originations during the period. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release for details and calculation methodology.

3

Insurance

A pre-tax loss of $18 million in the quarter, down $33 million from a year ago, with higher insurance weather losses up $29 million year-over-year, and lower investment gains. Partly offset by lower non-weather related losses from fewer vehicle service contract (VSC) claims.

One year after launching nationwide, sales of Ally’s flagship VSC, Ally Premier Protection, grew to nearly three-quarters of Ally’s total U.S. VSCs sold in June.

Total investment income was $34 million, down $7 million from the prior year period.

Written premiums were $237 million, down $26 million from the prior-year period, primarily resulting from increased dealer reinsurance participation and discontinuation of the agent channel.

Mortgage Finance

Improved net financing revenue to $26 million due to a year-over-year asset increase of $2.4 billion. This segment is expected to drive additional operating leverage and provide meaningful future income.

Increased expenses year-over-year were partially offset by lower provision due to lower purchase volume.

Corporate Finance

Pre-tax income of $14 million in the quarter, compared to $10 million in the prior year period.

Net financing revenue of $29 million, up nearly 32% year-over-year from higher asset levels, with earning assets growing to $3.0 billion, up from $2.1 billion in the prior year.

Liquidity, Capital & Deposits

Capital

Received non-objection to Ally’s Comprehensive Capital Analysis and Review (CCAR) capital plan through the second quarter 2017, enabling Ally to optimize returns and capital deployment by repurchasing up to $700 million in common stock and initiating first $0.08 per share quarterly common dividend in the third quarter.

Redeemed all remaining Series A Preferred Stock, which eliminated all remaining legacy preferred stock to drive greater efficiency and remove high-cost preferred dividends to further build shareholder value.

Total equity of $13.6 billion at quarter-end, compared to $13.8 billion at the end of the prior quarter.

Preliminary fully phased-in Basel III Common Equity Tier 1 (CET1) capital ratioC of 9.3%, improved as a result of continued profitability and deferred tax asset utilization.

Liquidity & Funding

Consolidated cash and cash equivalents of $5.7 billion at quarter-end, up from $5.0 billion at the end of the first quarter. Included in this quarter's cash balance are $3.3 billion at Ally Bank and $1.3 billion at the insurance subsidiary.

New term U.S. auto securitizations totaled approximately $0.5 billion for the quarter, comprised of an off-balance sheet securitization. Year-to-date, Ally has completed approximately $4.1 billion in auto loan sales, including two off-balance sheet securitizations totaling $1.6 billion.

Approximately 72% of Ally's total assets and 83% of total consumer auto originations were funded at Ally Bank in the second quarter.

Deposits now represent approximately 52% of Ally's funding portfolio.

Deposits

Retail deposits at Ally Bank increased to $61.2 billion at quarter-end, up $2.3 billion for the quarter and up $9.5 billion year-over-year, with growth predominately being driven by savings products.

Deposit customer base grew 16% year-over-year, totaling more than 1.1 million customers at quarter-end. Millennials continue to comprise the largest generation segment of new customers at nearly 50%.

Expanded mobile payment options with the addition of Android Pay™ and Samsung Pay®, helping make banking convenient and simple.

For the third consecutive time, Ally Bank has been ranked Best In Class in Forrester's 2016 US CX IndexTM. The proprietary survey results are based on consumers’ opinions of their experiences with 319 brands.

Ally Bank was named Best Online Bank for the fifth consecutive quarter by MyBankTracker.

c Fully phased-in Basel III CET1 is a non-GAAP financial measure which Ally believes is important to the reader of the Consolidated Financial Statements, but which is supplemental to and not a substitute for U.S. GAAP measures. Ally's preliminary Basel III Common Equity Tier 1 capital ratio, reflective of transition provisions, is 9.6%. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release for details and calculation methodology.

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Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for U.S. GAAP measures.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income available to common is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses in the past have significantly impacted GAAP EPS, (2) excludes the tax-effected non-cash expense bond exchange original issue discount (OID), (3) excludes tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, (4) excludes certain discrete tax items that do not relate to the operating performance of the core businesses, and (5) adjusts for preferred stock capital actions (e.g., Series A and Series G) that have been taken by the company to normalize its capital structure.

Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) original issue discount (OID) amortization expense and (2) repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Results by Segment Table on page 3 for calculation methodology and details.

Core Net Income Available to Common is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income available to common adjusts GAAP net income available to common for discontinued operations net of tax, tax-effected OID expense, tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, certain discrete tax items and preferred stock capital actions. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. Ally’s core net income available to common utilized a static 34% tax rate for purposes of calculating Core ROTCE through 4Q 2015. As of 1Q 2016, Ally’s core net income available to common for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for any discrete tax items including tax reserve releases, which aligns with the methodology used calculating adjusted earnings per share.

(1)	In the numerator of Core ROTCE, GAAP net income available to common is adjusted for discontinued operations net of tax, tax-effected OID expense, tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, certain discrete tax items and preferred stock capital actions.
(2)	In the denominator, GAAP shareholder’s equity is adjusted for preferred equity and goodwill and identifiable intangibles net of DTL, unamortized OID, and net DTA.

Adjusted Tangible Book Value Per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity available to shareholders even if original issue discount (OID) expense were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for (1) goodwill and identifiable intangibles, net of DTLs, (2) tax-effected bond OID to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered and (3) Series G discount which reduces tangible common equity as the company has normalized its capital structure. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of adjusted efficiency ratio, total noninterest expense is adjusted for Insurance segment expense, repositioning items primarily related to strategic activities and rep and warrant expense. In the denominator, total net revenue is adjusted for Insurance segment revenue, repositioning items primarily related to the extinguishment of high-cost legacy debt and original issue discount (OID).

Estimated Risk-Adjusted Retail Auto Yield is a forward-looking non-GAAP financial measure that management believes is helpful to readers in evaluating the estimated profitability of loan originations during the period. Risk-adjusted retail auto yield is determined by calculating the estimated average annualized yield less the estimated net average annualized loss rate (NAALR) for loans originated during the period, using estimated yield and loss expectations at origination. We believe this metric, and the changes to this metric, are also useful to investors in assessing the pricing of loans originated during the period and in comparing the profitability of loan originations across periods and against the overall current portfolio of loans. See Reconciliation to on page 7 for calculation methodology and details.

Net Financing Revenue (excluding OID) excludes OID.

Common Equity Tier 1 Capital (CET1): Under the Basel III regulatory framework as adopted in the United States, banking organizations like the company are required to comply with a minimum ratio of common equity tier 1 capital to risk-weighted assets (CET1 Capital Ratio). Common equity tier 1 capital generally consists of common stock (plus any related surplus and net of any treasury stock), retained earnings, accumulated other comprehensive income, and minority interests in the common equity of consolidated subsidiaries, subject to specified conditions and adjustments. The obligation to comply with the minimum CET1 Capital Ratio is subject to ongoing transition periods and other provisions under Basel III. Management believes that both the transitional CET1 Capital Ratio and the fully phased-in CET1 Capital Ratio are helpful to readers in evaluating the company’s capital utilization and adequacy in absolute terms and relative to its peers. The fully phased-in CET1 Capital Ratio is a non-GAAP financial measure that is reconciled to the transitional CET1 Capital Ratio later in this press release.

Controllable expenses include employee related costs, consulting and legal fees, marketing, information technology, facility, portfolio servicing and restructuring expenses.

5

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. For 2Q 2016, the June 2016 revenue and expense activity associated with TradeKing was included within the Corporate and Other segment.

U.S. Consumer Auto Originations

New Retail Subvented – subvented rate new vehicle loans	New Retail Standard – standard rate new vehicle loans
Lease – new vehicle lease originations	Used – used vehicle loans
Growth – total originations from non-GM/Chrysler dealers

Reconciliation to GAAP

Adjusted EPS
		2Q 16	1Q 16	2Q 15
Numerator
GAAP net income available to common shareholders		$345	$235	$(1,069)
Less: Disc Ops, net of tax		(3)	(3)	(13)
Add back: Original Issue Discount (OID expense)		14	15	18
Add back: Repositioning Items		4	7	154
Less: OID & Repo. Tax (35% in ’16, 34% in ’15)		(6)	(8)	(58)
Significant Discrete Tax Items		(91)	7	-
Series G Actions		-	-	1,171
Series A Actions		1	-	22
Core net income available to common shareholders	[a]	$263	$253	$224
Denominator
Weighted-Average Shares Outstanding - (Diluted, thousands)	[b]	486,074	484,654	483,687
Adjusted EPS	[a] ÷ [b]	$0.54	$0.52	$0.46

Core Return on Tangible Common Equity (ROTCE)
		2Q 16	1Q 16	2Q 15
Numerator ($ millions)
GAAP net income available to common shareholders		$345	$235	$(1,069)
Less: Disc Ops, net of tax		(3)	(3)	(13)
Add back: Original Issue Discount (OID expense)		14	15	18
Add back: Repositioning Items		4	7	154
Less: OID & Repo. Tax (35% in ’16, 34% in ’15)		(6)	(8)	(58)
Significant Discrete Tax Items & Other		(91)	7	5
Series G Actions		-	-	1,171
Series A Actions		1	-	22
Core net income available to common shareholders	[a]	$263	$253	$229
Denominator (2-period average, $ billions)
GAAP shareholder's equity		$13.7	$13.6	$15.1
less: Preferred equity		0.3	0.7	1.0
less: Goodwill & identifiable intangibles, net of deferred tax liabilities (DTLs)		0.1	0.0	0.0
Tangible common equity		$13.2	$12.9	$14.1
less: Unamortized core original issue discount (OID discount)		1.3	1.3	1.3
less: Net deferred tax asset (DTA)		1.1	1.2	1.6
Normalized common equity	[b]	$10.8	$10.4	$11.1
Core Return on Tangible Common Equity	[a] ÷ [b]	9.7%	9.8%	8.3%

6

Adjusted Tangible Book Value per Share
		2Q 16	1Q 16	2Q 15
Numerator ($ millions)
GAAP shareholder's equity		$13,611	$13,823	$14,295
less: Preferred equity		-	(696)	(813)
GAAP Common shareholder's equity		$13,611	$13,127	$13,482
less: Goodwill and identifiable intangible assets, net of deferred tax liabilities		(273)	(27)	(27)
Tangible common equity		13,338	13,100	13,455
less: Tax-effected bond OID (35% tax rate in 2016; 34% tax rate in 2015 and prior)		(832)	(840)	(876)
less: Series G discount		-	-	(1,171)
Adjusted tangible book value	[a]	$12,506	$12,260	$11,408
Denominator
Issued shares outstanding (period-end, thousands)	[b]	483,753	483,475	481,750
Metric
GAAP shareholder's equity per share		$28.1	$28.6	$29.7
less: Preferred equity per share		-	(1.4)	(1.7)
GAAP Common shareholder's equity per share		$28.1	$27.2	$28.0
less: Goodwill per share		(0.6)	(0.1)	(0.1)
Tangible common equity per share		$27.6	$27.1	$27.9
less: Tax-effected bond OID (35% tax rate in 2016; 34% tax rate in 2015 and prior) per share		(1.7)	(1.7)	(1.8)
less: Series G discount per share		-	-	(2.4)
Adjusted tangible book value per share	[a] ÷ [b]	$25.9	$25.4	$23.7

Regulatory Capital - Basel III transition to fully phased-in ($ billions)		2Q 16	1Q 16	2Q 15
Numerator
Common equity tier 1 capital (transition)		$12.8	$12.7	$13,2
DTAs arising from NOL and tax credit carryforwards phased-in during transition		(0.3)	(0.3)	(0.7)
Intangibles phased-in during transition		(0.0)	-	-
Common equity tier 1 capital (fully phased-in)	[a]	$12.5	$12,3	$12.5
Denominator
Risk-weighted assets (transition)		$133.8	$133.6	$134.0
DTAs arising from temporary differences that could not be realized through NOL, net of VA and net of DTLs phased-in during transition		0.5	0.4	0.8
Intangibles phased-in during transition		0.0	-	-
Risk-weighted assets (fully phased-in)	[b]	$134.2	$134.0	$134.8
Metric
Common equity tier 1 (transition)		9.6%	9.5%	9.8%
Common equity tier 1 (fully phased-in)	[a] ÷ [b]	9.3%	9.2%	9.3%

Risk-Adjusted Retail Auto Yield	2Q 16	1Q 16	2Q 15
Estimated Originated Yield	5.83%	5.85%	5.28%
Estimated Net Annualized Average Loss Rate (NAALR)	-1.24%	-1.17%	-1.12%
Risk-Adjusted Retail Auto Yield	4.60%	4.68%	4.16%

7

Adjusted Efficiency Ratio
		2Q 16	1Q 16	2Q 15
Numerator ($ millions)
Total noninterest expense		$773	$710	$724
less: Rep and warrant expense		(3)	(1)	(9)
less: Insurance expense		293	218	267
adj: Repositioning items		4	4	4
Adjusted noninterest expense	[a]	$479	$488	$462
Denominator ($ millions)
Total net revenue		$1,358	$1,327	$1,127
add: Original issue discount		14	15	18
adj: Repositioning items		-	3	150
less: Insurance revenue		275	268	282
Adjusted net revenue	[b]	$1,097	$1,076	$1,013
Adjusted Efficiency Ratio	[a] ÷ [b]	43.7%	45.4%	45.6%

Additional Financial Information

For additional financial information, the second quarter 2016 earnings presentation and financial supplement are available in the Events & Presentations section of Ally's Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading digital financial services company and a top 25 U.S. financial holding company offering financial products for consumers, businesses, automotive dealers and corporate clients. Ally’s legacy dates back to 1919, and the company was redesigned in 2009 with a distinctive brand, innovative approach and relentless focus on its customers. Ally has an award-winning online bank (member FDIC), one of the largest full service auto finance operations in the country, a complementary auto-focused insurance business, a growing digital wealth management and online brokerage platform, and a trusted corporate finance business offering capital for equity sponsors and middle-market companies.

The company had approximately $157.9 billion in assets as of June 30, 2016. For more information, visit the Ally press room at http://media.ally.com or follow Ally on Twitter: @Ally.

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. ("Ally") management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally's actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors, and Ally and Chrysler, and our ability to further diversify our business; our ability to maintain relationships with automotive dealers; the significant regulation and restrictions that we are subject to as a bank holding company and financial holding company; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in our credit ratings; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:

Gina Proia	Sarah Comstock
646-781-2692	313-656-6954
gina.proia@ally.com	sarah.n.comstock@ally.com

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